UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of report (Date of earliest event reported):   February 17, 2009

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 17, 2009, we closed our previously announced private offering to eligible purchasers of $600 million principal amount of 8 ½% Senior Notes due 2014 (the “New Notes”).  The New Notes were priced at 95.15% of the principal amount to yield 9.75% to maturity. The proceeds from the offering were approximately $559 million after deducting the initial purchasers’ discount and estimated expenses.  We intend to use these net proceeds to reduce borrowings under our bank credit facilities.

The New Notes were issued under an indenture (the “Indenture”), dated as of February 17, 2009, among us, Forest Oil Permian Corporation, one of our wholly owned subsidiaries (“Forest Permian”), as subsidiary guarantor, and U.S. Bank National Association, as trustee (the “Trustee”).  The New Notes are our general senior obligations, which rank equally in right of payment with our existing and future senior indebtedness, rank senior in right of payment to all of our subordinated indebtedness, and are effectively subordinated in right of payment to all of our secured indebtedness, including our obligations under our bank credit facilities, to the extent of collateral securing such indebtedness.  The New Notes are also structurally subordinated to all of the existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the New Notes.

On the date of issue, the New Notes were jointly and severally guaranteed by Forest Permian on an unsecured senior basis.  In the future, certain of our existing or future subsidiaries may be required to guarantee the New Notes, and any such guarantees may be also released or terminated under circumstances set forth in the Indenture.  Any subsidiary guarantees will have the same ranking with respect to indebtedness of our subsidiary guarantors as the New Notes have with respect to our indebtedness.

Interest on the New Notes will accrue from February 17, 2009, and is payable on February 15 and August 15 of each year, beginning August 15, 2009.   The Notes will mature on February 15, 2014.

We may redeem up to 35% of the aggregate principal amount of the New Notes at any time prior to February 15, 2012, on one or more occasions, with the net cash proceeds from certain equity offerings at a redemption price equal to 108.5% of the principal amount of the New Notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the New Notes issued under the Indenture remain outstanding after such redemption and the redemption occurs within 120 days of the closing of any such equity offering.   Further, we may also redeem all or a part of the New Notes at any time, at a “make-whole” redemption price, which is equal to the principal amount plus a make whole premium, using a discount rate of the Treasury rate plus 0.50%, plus accrued and unpaid interest.

If we experience a change of control (as defined in the Indenture), subject to certain exceptions, we must give holders of the New Notes the opportunity to sell us their New Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

We and our restricted subsidiaries are subject to certain negative covenants under the Indenture governing the New Notes.  The Indenture limits our ability, and the ability of each of our restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions on capital stock, repurchase capital stock, or redeem subordinated indebtedness, make investments, create certain liens on assets, sell assets, sell capital stock of our subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from our subsidiaries, merge or consolidate or transfer all or substantially all of our assets, and enter into transactions with affiliates.  Most of these negative covenants will terminate, however, if at least one rating agency assigns the New Notes an investment grade rating and our bank credit facilities are no longer secured.

We and Forest Permian have entered into a Registration Rights Agreement with the initial purchasers of the New Notes whereby we and Forest Permian agreed to  file a registration statement with the Securities and Exchange Commission so that the holders of the New Notes can exchange the New Notes for registered notes that have substantially identical terms as the New Notes and exchange the guarantee provided by Forest Permian for a registered guarantee having substantially the same terms as the original guarantee.  We and Forest Permian have agreed to use commercially reasonable efforts to cause the exchange offer to be completed by February 12, 2010.  We will be obligated to pay additional interest on the New Notes if we do not comply with this obligation.

Forest intends to file the Indenture, form of Global Note, and the Registration Rights Agreement as Exhibits to its annual report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated:	February 17, 2009	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary